Exhibit 23.5
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      We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 2 on Form S-8 to Form F-4 of Vivendi Universal of our reports, each dated June 20, 2000, relating to the financial statements for the fiscal year ended December 31, 1999 for each of The Seagram 401(k) Plan, The Seagram 401(k) Plan - Universal Employees, The Seagram 401(k) Plan - Uni Employees, The Seagram 401(k) Plan - Spencer Employees, the Retirement, Savings and Investment Plan for Union Employees of Joseph E. Seagram & Sons, Inc. and Affiliates and the PolyGram Holding, Inc. Deferred Savings and Investment Plan for Employees (each of the foregoing, a "Plan"), all of which appear in the respective Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1999.



Gutierrez & Co.
Flushing, New York

December 7, 2000